Exhibit No. 10.03e
AMENDMENT
TO 1989 MONRO MUFFLER BRAKE
EMPLOYEES’ INCENTIVE STOCK OPTION PLAN
     THIS AMENDMENT, dated as of September 26, 2007 (the “Amendment”) to the 1989 MONRO MUFFLER BRAKE EMPLOYEES’ INCENTIVE STOCK OPTION PLAN, as previously amended (the “1989 Employee Plan”).
     WHEREAS, Monro Muffler Brake, Inc. (the “Company”) maintains the 1989 Employee Plan to encourage and enable all eligible employees of the Company and its subsidiaries to acquire a proprietary interest in the Company through the ownership of the Company’s common stock;
     WHEREAS, the Board of Directors (the “Board”) has delegated its authority to amend the 1989 Employee Plan to the Compensation Committee (the “Committee”) of the Board;
     WHEREAS, the Committee desires to amend the exercise and payment section of the 1989 Employee Plan to permit the use of “cashless exercise” for the payment of the Option Price (as defined herein).
     NOW, THEREFORE, pursuant to and in exercise of the authority delegated by the Board to the Committee, the Committee provides as follows:
1.	RESOLVED, that the first sentence of Section 5(a) shall be replaced in its entirety as follows:
Each option, or any installment thereof, shall be exercised, whether in whole or in part, by giving written notice to the Company at its principal office, specifying the number of Shares purchased and the purchase price being paid, and accompanied by the payment of all or such part of the purchase price as shall be specified in the option, at the discretion of the optionholder, (i) with respect to any options issued hereunder, in cash (including check, bank draft or money order); or (ii) with respect only to options that do not qualify as incentive stock options: (a) by delivery of Shares (valued at the fair market value (as defined in Section 4 hereof) thereof on the date of exercise); (b) by delivery of a combination of cash and Shares or (c) subject to the terms and conditions established by the Committee, through the delivery of irrevocable instructions to a broker to deliver promptly to the Company an amount equal to the aggregate purchase price for the Shares being purchased; provided, however, that the Committee may, in any instance, in order to prevent any possible violation of law, require the purchase price to be paid in cash; and provided, further, that the right to deliver Shares in payment of the purchase price may be limited or denied in any Option agreement.
2.	The 1989 Employee Plan, except as otherwise set forth herein, shall remain in full force and effect in all other respects.